EXHIBIT 5.1
OPINION OF GUYDON CLARKE & ASSOCIATES
AS TO THE LEGALITY OF THE UNITS

[GUYDON CLARKE & ASSOCIATES LETTERHEAD]

DECEMBER 30, 2002
Mega Group, Inc .
1730 Rhode Island Avenue, N.W. Ste. 415
Washington, D.C. 20036

Ladies and Gentlemen:

We have acted as counsel to Mega Group, Inc., a New York corporation (“Company”), in connection with the proposed public offering by the Company of 1,500,000 units (“Units”), each Unit consisting of one share of its common stock, par value $0.016 per share (“Common Stock”) and one Redeemable Common Stock Purchase Warrant (“Warrant”) to purchase additional shares of Common Stock. One Warrant entitles the holder to purchase one additional share of Common Stock for a price equal to 150% of the per unit public offering price.

In connection with such proposed public offering of Units, the Company has filed with the Securities and Exchange Commission a registration statement (“Registration Statement”) on Form SB-2, relating to the registration of the Units under the Securities Act of 1933, as amended (“Securities Act”). Unless otherwise defined herein, capitalized terms used in this opinion shall have the meanings set forth in Accord identified in the following paragraph.

This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (“Accord”) of the American Bar Association Section on Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this Opinion Letter should be read in conjunction therewith. The law covered by the opinions expressed herein is limited to the federal laws of the United States and the laws of the State of New York.

Mega Group, Inc.
December 30, 2002

In preparing this Opinion Letter, we have examined the Registration Statement, including the certificate of incorporation and bylaws of the Company. We have also examined originals or photostatic, certified or conformed copies of all such agreements, documents, instruments, corporate records, certificates of public officials, public records and certificates of officers of the Company as we have deemed necessary or appropriate in the circumstances. In addition to the assumptions set forth in Section 4 of the Accord, we have relied upon factual representations made to us by the Company.

Based upon such examination and review, we are of the opinion that the Common Stock and Warrants (including Common Stock issueable upon the exercise of Warrants) proposed to be sold by the Company as provided in the Registration Statement have been duly authorized for issuance and, subject to the Registration Statement becoming effective under the Securities Act and to compliance with applicable state securities laws, such Common Stock and Warrants as are sold and delivered as described in the Registration Statement (including Common Stock issued upon the exercise of Warrants), will be legally and validly issued, fully paid and non-assessable.

We consent to the filing of this Opinion Letter as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus which forms a part of the Registration Statement.

Very truly yours,

/s/ GUYDON CLARKE & ASSOCIATES, LLP

GUYDON CLARKE & ASSOCIATES, LLP